                                  EXHIBIT 11.1

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                 USA TRUCK, INC.

                                                              Three Months Ended
                                                                  March 31,
                                                           ------------------------
                                                              1998          1997
                                                           ----------    ----------
Numerator:
     Net income and comprehensive income ..............    $2,337,717    $1,281,602
                                                           ==========    ==========

Denominator:
     Denominator for basic earnings per
          share - weighted average shares .............     9,399,731     9,338,825


Effect of dilutive securities:-
     Employee stock options ...........................        78,431        76,870
                                                           ----------    ----------

Denominator for diluted earnings per
     share - adjusted weighted average
     shares and assumed conversions ...................     9,478,162     9,415,695
                                                           ==========    ==========

Basic earnings per share                                   $     0.25    $     0.14
                                                           ==========    ==========

Diluted earnings per share                                 $     0.25    $     0.14
                                                           ==========    ==========










                                    Page 15